A Special Shareholders Meeting was held on June 28, 2006. At the meeting, sufficient shareholder votes were received so that the Portfolio had achieved the requisite approval for Shareholder Proposal I and II, as described below.

The following tables provide information concerning the matters voted on:

Proposal I: To approve Tait, Weller & Baker LLP as the Portfolio's independent registered public accounting firm for the fiscal year ending November 30, 2006.



Ratify Independent Accounting Firm

For 880,922,718

Against 43,208,469

Abstain 8,498,092


Proposal II: To elect the following persons as Trustees of the Treasury Obligations Portfolio: Laura A. Garner, John D. Gilliam, Janet Tiebout Hanson, Nicholas J. Kovich, John Anthony Quelch and Allen Lee Sessoms.

Laura A. Garner
For  880,739,438
Against -
Abstain 51,925,840

John D. Gilliam
For  880,739,438
Against -
Abstain 51,925,840

Janet Tiebout Hanson
For  854,028,014
Against -
Abstain 78,601,264

Nicholas J. Kovich
For  880,739,438
Against -
Abstain 51,925,840

John Anthony Quelch
For  880,704,596
Against -
Abstain 51,960,682

Allen Lee Sessoms
For  880,739,438
Against -
Abstain 51,925,840